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Exhibit (99)(d)(1)(C)

July 21, 2006

PRIVATE AND CONFIDENTIAL

Mr. Sean D. Carney
Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017-3147

Dear Mr. Carney:

        In connection with your review of the business of Lifecore Biomedical, Inc. (the "Company") relating to a possible transaction between you and the Company (the "Transaction"), you have requested information regarding the Company. As a condition to the receipt of such information as may be furnished to you from time to time, you agree to comply with the terms and conditions of this agreement. This agreement shall be binding on you and your affiliates and your and their respective directors, officers, employees, agents and advisors (collectively, your "Representatives").

        All information furnished to you relating to the Company, whether furnished before, on or after the date of this agreement, shall constitute "Evaluation Material" for purposes hereof. Evaluation Material shall include information furnished in both written and oral form, as well as any information that may be derived from tours of Company facilities or your review of the Company's products, technology, software, hardware and any formula, drawing, schematic diagrams or other technical information relating thereto. Evaluation Material also includes all notes, analyses or studies prepared by you or your Representatives. You and your Representatives, collectively, are herein sometimes referred to herein as the "Receiving Group."

        "Evaluation Material," however, shall not include information that (i) was in the public domain before disclosure to the Receiving Group or that becomes part of the public domain after disclosure to the Receiving Group through no action or fault of any member of the Receiving Group, or (ii) the Receiving Group can demonstrate was in the Receiving Group's possession before disclosure to the Receiving Group by the Company or its representative.

        You agree that you will use the Evaluation Material solely for evaluating the Transaction and that you will take reasonable precautions to keep the Evaluation Material confidential as described herein; provided, however, that you may disclose Evaluation Material to your Representatives who in your reasonable judgment have the need to know such information in connection with the Transaction.

        You will maintain records of the persons to whom Evaluation Material is disclosed and will inform your Representatives of the confidential nature of the Evaluation Material. You will direct your Representatives to treat such information in accordance with this agreement and to exercise such precautions or measures as may be reasonable in the circumstances to prevent improper use of Evaluation Material by them, and you will be responsible for any breaches by them of this agreement. At the Company's request, you will, and you will cause your Representatives to, cooperate fully with the Company in any and all legal actions taken by the Company to protect its rights in the Evaluation Material. Without limiting the generality of the foregoing, you agree that the Evaluation Material will not be used to reverse engineer the Company's products or otherwise develop products competitive with those of the Company.

        In the event that you or your Representatives are requested or required by law or legal process to disclose any of the Evaluation Material, and you or they are advised by counsel that you or they must disclose such information, the person required to disclose such information shall provide the Company with prompt oral and written notice, so that the Company may seek a protective order or other appropriate remedy. You agree to cooperate with such persons, at their expense, in their efforts to obtain such remedies. In the event that such protective order or other remedy is not promptly obtained, such portions of the Evaluation Material as, pursuant to the advice of counsel, are required to be disclosed may be disclosed, and the persons making such disclosure will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such information.

        Neither you nor your Representatives will, without the Company's prior written consent, disclose to any person (other than your Representatives who are actively and directly participating in evaluating the Transaction) any information about the Transaction or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect to the Transaction or the status thereof, or the fact that the Evaluation Material has been made available to you.

        At any time upon the Company's request, you will, and will cause your Representatives to, promptly destroy or redeliver to the Company all Evaluation Materials and will not retain any copies, extracts or other reproductions in whole or in part of such Evaluation Material. All documents, memoranda, notes and other writings whatsoever (including all copies, extracts, or other reproductions) prepared by any member of the Receiving Group that are based on the information contained in the Evaluation Material will be destroyed, and such destruction will be certified in writing to the Company by an authorized officer supervising such destruction. The redelivery to the Company of such material will not relieve you or your Representatives of your obligation of confidentiality and other obligations hereunder.

        You acknowledge that the Company makes no express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree (on behalf of yourself and your Representatives) that the Company shall not have any liability to you relating to or resulting from the use of the Evaluation Material, or any error therein or omission therefrom, except in accordance with representations or warranties that may be provided in definitive documentation in which you agree to enter into a Transaction upon specific terms (a "Transaction Agreement").

        You agree that (i) all inquiries, requests for information and other communications with the Company shall be made only through Dennis J. Allingham at the Company, (ii) you will not contact employees, customers or suppliers of the Company with respect to the Transaction or for the purpose of obtaining information for use in your evaluation of the Transaction and (iii) you will not discuss any matters relating to the Transaction or an employee's position with, or interest in the Company after the Transaction without the prior consent of the Company.

        Without the consent of the Company, neither you, nor any of your affiliates, will solicit, cause to be solicited for employment, or hire any officer-level employee of the Company, or any employee with whom you had contact in the course of evaluating the Transaction, for a period of two years after the date hereof. Any such consent granted by the Company is revocable at any time. For purposes of this paragraph, solicitation shall not include solicitation of employees by advertising in periodicals of general circulation.

        You agree that until the expiration of three years from the date of this agreement, neither you, nor any of your affiliates, will (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (i) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or (ii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

        You agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your Representatives and that in addition to all other available legal or equitable remedies, the Company will be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this agreement, without proof of actual damages. You agree to waive, and use your reasonable best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event that the Company enforces its rights hereunder, you shall reimburse the Company for all costs and expenses, including attorney's fees, incurred by the Company in this regard based on a breach as finally determined judicially.

        No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This agreement may be amended, or its requirements waived, only by a writing signed by the parties.

        This agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and the Transaction and supersedes any prior understandings and agreements relating thereto. No other contract or agreement among the parties hereto relating to the Transaction exists. No contract or agreement providing for the Transaction, and no legal obligation of any kind whatsoever relating to the Transaction except as to the matters specifically agreed to herein, will be deemed to exist, and either party may terminate discussions or negotiations regarding a possible Transaction at any time without any liability except as agreed to herein, unless and until a binding commitment agreement or a Transaction Agreement has been executed and delivered.

        This agreement will be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof. Each party consents to personal jurisdiction in such state and voluntarily submits to the jurisdiction of the courts of such state in any action or proceeding with respect to this agreement, including the federal district courts located in such state. You agree that you may be served with process at your address set forth on the first page hereof.

        You acknowledge that you are aware, and that you will advise your Representatives who are informed as to the subject of this agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the matters that are the subject of this agreement from purchasing or selling securities of a company that may be a party to a transaction of a type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        Except as otherwise expressly stated herein, this agreement will expire three years after the date hereof. This agreement is hereby amended by the attached supplement.

        If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

Very truly yours,
LIFECORE BIOMEDICAL, INC.
By:	/s/ DENNIS J. ALLINGHAM
Name: Dennis J. Allingham
Title: President & CEO
Accepted and Agreed as of July 24, 2006.
WARBURG PINCUS LLC
By:	/s/ SEAN D. CARNEY
Name: Sean D. Carney Title: Managing Director

WARBURG PINCUS LLC

SUPPLEMENT TO CONFIDENTIALITY AGREEMENT

        We make reference to the attached Confidentiality Agreement pursuant to which we agree to keep confidential certain information that may be provided to us in connection with the proposed transaction.

        We wish to advise you that we make investments in companies in the ordinary course of our business and, as a result of such investments, such companies may be deemed to be affiliated or associated with us. In addition, certain persons and entities that may be deemed to be affiliated or associated with us represent large institutions over which we have no control. We have taken appropriate steps and will continue to take appropriate steps to assure that we do not make the confidential information available to such companies, persons or entities. The terms of the Confidentiality Agreement shall not apply to such companies, persons or entities if no Evaluation Material is made available to them, notwithstanding anything to the contrary set forth therein.

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  Exhibit (99)(d)(1)(C)
WARBURG PINCUS LLC SUPPLEMENT TO CONFIDENTIALITY AGREEMENT